For further information, contact:	Gary L. Castagna
847.394.8730

AMCOL INTERNATIONAL (NYSE: ACO) ANNOUNCES
EXECUTIVE APPOINTMENTS

ARLINGTON HEIGHTS, IL., May 6, 2008, AMCOL International Corp. (NYSE:ACO), a leading producer and marketer of specialty minerals and related products and services, today announced new appointments for its executive officer group.  Gary L. Castagna will move from the role of Chief Financial Officer to President, Global Minerals.  The Company is also announcing the hiring of Donald W. Pearson to succeed Castagna as Vice President, Chief Financial Officer.  Both executives will report to Larry Washow, AMCOL President and Chief Executive Officer.

Castagna has been the Chief Financial Officer since 2001.  He began his career with AMCOL in 1990 as Internal Audit Manager.  In 1993 he was appointed Managing Director for the European Absorbent Polymers business and then promoted to President of the Absorbent Polymers segment in 1997.  Castagna held that position until the segment was sold in June of 2000.

Prior to joining AMCOL, Pearson was Vice President of Finance for UPM-Kymmene Corporation's North American operations. He holds a bachelor’s degree in Accounting from Augustana College, Rock Island, Illinois and a Master’s of Business Administration from the University of Chicago.  He is a certified public accountant.

Larry Washow stated, “With our rapid growth and global expansion over the last few years, we needed to strengthen our executive group.  Gary has been an integral part of the team that has led to our success in the past and moving him to a leadership role in our largest business group offers an opportunity to create more value in the years ahead.”  Washow added “I am delighted to have Don join our executive team.  He brings a broad range of experience in applying financial skills to operations and success in leading a large and diverse finance organization.”

AMCOL International, headquartered in Arlington Heights, IL, produces and markets a wide range of specialty mineral products used for industrial, environmental and consumer-related applications. AMCOL is the parent of American Colloid Co., CETCO (Colloid Environmental Technologies Company), CETCO Oilfield Services Company and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc. AMCOL’s common stock is traded on the New York Stock Exchange under the symbol ACO. AMCOL’s web address is www.amcol.com.